 EXHIBIT 4.4 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 INTERIM DEBENTURE

THIS CONVERTIBLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED AND OTHERWISE SUBJECT TO THE RESTRICTIONS CONTAINED HEREIN.

THIS CONVERTIBLE DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF REPURCHASE WHICH ARE SET FORTH IN A STAKEHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE PROVIDED WITHOUT COST BY THE COMPANY UPON REQUEST TO THE HOLDER OF THIS CONVERTIBLE DEBENTURE.

E. A. VINER INTERNATIONAL CO.

CONVERTIBLE DEBENTURE DUE 2006

$90,841,572 January 6, 2003

E. A. Viner International Co., a Delaware corporation (the "Company," which term includes any successor corporation or other business entity), for value received, hereby promises to pay to Canadian Imperial Bank of Commerce (including its permitted designees or assignees, "Holder"), the principal sum of NINETY MILLION, EIGHT HUNDRED FORTY ONE THOUSAND, FIVE HUNDRED SEVENTY TWO U.S. DOLLARS ($90,841,572) on January 2, 2006 (the "Maturity Date"), together with interest on the unpaid balance of the principal amount of this Convertible Debenture (the "Convertible Debenture") at an interest rate of 3% subject to adjustment pursuant to Section 1 below, interest to be payable in the manner and at times provided herein. Certain defined terms are set forth in Section 4 hereof and elsewhere herein

Interest. Accrued but unpaid interest on this Convertible Debenture will be payable on the last Business Day of June 2003 and on the last Business Day of each December and June thereafter (each an "Interest Payment Date"). Interest on this Convertible Debenture will accrue from the most recent date to which interest has been paid or accrued as provided in the preceding sentence or, if no interest has been paid, from the issuance date hereof (the "Issue Date"). Interest will be computed on the basis of a 360-day year for the actual days elapsed. In the event of a Conversion Default, the interest rate shall be 9.75% (the "Conversion Default Rate"). In addition to making the regularly scheduled interest payments, in the event of a Conversion Default, the Company shall make an additional interest payment to the Holder on the next scheduled Interest Payment Date following such Conversion Default which would cause the Holder to receive, in the aggregate, an amount equal to the interest that would have been payable to the Holder from the Issue Date had the Conversion Default Rate been in effect from the Issue Date. In the event that the Company fails to timely pay interest on an Interest Payment Date or otherwise during the occurrence and continuance of an Event of Default, such unpaid interest shall compound semi-annually until paid by the Company at a rate equal to 2% above the then applicable interest rate. Nothing herein shall preclude the Company from withholding any tax amounts imposed on or with respect to Holder from any payments made hereunder, which tax amounts are required to be withheld by any law or regulation.

Repayment. Unless earlier converted, the outstanding principal of this Convertible Debenture, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid on the Retraction Date in whole to the extent this Convertible Debenture is retracted, or in whole on the Maturity Date.

Method of Cash Payment.

The Company will make cash payments of principal and interest in currency of the United States that at the time of payment is legal tender for payment of public and private debts. Cash payments shall be made to Holder by wire transfer of immediately available funds to an account designated in writing by Holder and provided to the Company at least ten (10) Business Days before any Payment Date.

Certain Defined Terms.

The following terms shall have the following meanings:

"Affiliate" means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

"Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of December 9, 2002, as amended, by and among the Parent, Canadian Imperial Bank of Commerce and certain of their Affiliates.

"Approvals" shall mean any consents, waivers, approvals or lapses of applicable waiting periods, as the case may be, which, in the sole judgment of the Company or Parent, exercised in good faith, may be required to be obtained by either the Company or Parent pursuant to any rule or regulation of the NYSE, TSX or any governmental or quasi-governmental entity in connection with the conversion of all or a portion of the Convertible Debentures into Second Exchangeable Debentures or the subsequent exchange of Second Exchangeable Debentures for Class A Shares.

"Bankruptcy Law" means, with respect to the Company, Title 11, United States Bankruptcy Code, or with respect to the Parent, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), and in each case any similar law relating to reorganization or for the appointment of a receiver, liquidator or trustee in respect of all or a material portion of the Company’s or Parent’s property or an assignment for the benefit of creditors, or any similar law for the relief of debtors.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

"Business Day" means any day other than a Saturday, Sunday or other day on which the NYSE is not open for trading.

"Class A Shares" means the Class A non-voting shares of the Parent and any capital stock or other securities that are issued in respect of, in exchange for, or in substitution of, any Class A Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Class A Shares or any other change in the capital structure of the Parent.

"Conversion Default" means the earlier to occur of (i) the Company has not effected the conversion of this Convertible Debenture into Second Exchangeable Debentures pursuant to Section 5 hereof by January 2, 2004 for any reason (other than a reason attributable solely to acts of the Holder) or (ii) the stockholders of Parent have failed to approve the issuance of the Second Exchangeable Debenture at or before the 2003 Annual Meeting of the stockholders of Parent.

"Convertible Debenture " means this Convertible Debenture Due 2006 issued by the Company in the initial principal amount of $90,841,572 and any Convertible Debenture issued in replacement thereof, as such Convertible Debenture may be amended from time to time.

"Conversion Time" has the meaning set forth in Section 5 hereof.

"Governmental Entity" means any national, federal, state, provincial, municipal, local, territorial, foreign or other governmental entity or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"HSR Act" means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended

"Indebtedness" means of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under capital leases, (e) all contingent or non-contingent obligations of such Person to reimburse any Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (f) all Indebtedness of any other Person secured by a lien on any asset of such Person, and (g) all Indebtedness of others Guaranteed by such Person; provided that Indebtedness shall not include intercompany Indebtedness, which is expressly subordinate and junior in right of payment to the Convertible Debenture.

"Interest Payment Date" has the meaning set forth in Section 1 hereof.

"Issue Date" has the meaning set forth in Section 1 hereof.

"NYSE" The New York Stock Exchange, Inc.

"Parent" means Fahnestock Viner Holdings Inc., an Ontario corporation and its successors.

"Payment Date" means any Interest Payment Date, Retraction Date or Maturity Date, provided that if any Payment Date is not a Business Day, such Payment Date shall, for all purposes hereunder, be deemed to be the next succeeding Business Day.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Put Event" means the date of death of the Significant Shareholder I Individual (as defined in the Stakeholders Agreement).

"Responsible Officer" means any senior financial officer and any other officer of the Company with responsibility for the administration of this Convertible Debenture.

"Retraction Consideration" means the aggregate principal amount of this Convertible Debenture outstanding plus any accrued but unpaid interest through the Retraction Date, 25% of which shall be paid in cash, and 75% of which shall be paid through the issuance of the Second Retraction Debenture.

"Second Exchangeable Debenture" means the Company's Second Variable Rate Exchangeable Debentures Due 2013, a form of which is set forth as Exhibit A hereto.

"Second Retraction Debenture" means the 9.75% Debenture of the Company which may become issuable upon payment of the Retraction Consideration, a form of which is set forth as Exhibit B hereto.

"Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stakeholders Agreement" means the agreement dated as of December 9, 2002, by and among Parent, Canadian Imperial Bank of Commerce and certain other parties named therein.

"Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

"TSX" means The Toronto Stock Exchange.

"Variable Rate Exchangeable Debentures" means the Exchangeable Debentures Due 2013 issued by the Company in the intial principal amount of $69,980,828 and any Exchangeable Debentures issued in replacement thereof, as such Exchangeable Debentures may be amended from time to time.

Conversion.

This Convertible Debenture will automatically convert into a like principal amount of Second Exchangeable Debenture at the close of business on the Business Day that the Company and Parent, as applicable, have obtained all Approvals (the "Conversion Time"). The Company shall promptly notify the Holder of the conversion following the Conversion Time, which notice shall state that this Convertible Debenture must be surrendered at the office of the Company (or its agent). The conversion shall occur automatically and without any further action by the Holder, provided, however, that the Company shall not be obligated to execute and deliver the Second Exchangeable Debenture unless and until the Holder has delivered this Convertible Debenture to the Company for cancellation. Upon such delivery, the Holder shall be deemed to have represented and warranted that it is an accredited investor within the meaning of the Securities Act (Ontario) and is acquiring the Second Exchangeable Debenture as principal, and the Company shall execute and deliver the Second Exchangeable Debenture. At the Conversion Time all rights of the Holder hereunder shall cease, except for the right to receive the executed Second Exchangeable Debenture, subject to the preceding sentence, and any accrued but unpaid interest from the most recent date on which interest was paid to and including the Conversion Time, which shall be paid on or within 10 Business Days of the Conversion Time.

Representations and Warranties of the Company.

The Company represents and warrants to the Holder as follows:

Organization; Authority. The Company is a corporation duly organized and validly subsisting under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Convertible Debenture and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Convertible Debenture and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Convertible Debenture has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation; Consents and Approvals. The execution and delivery of this Convertible Debenture do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (i) any provision of the articles or by-laws of the Company, (ii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Company or the property or assets of the Company or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company may be bound or affected or to which any of its respective assets may be subject. Except for the requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Convertible Debenture or the consummation by the Company of the transactions contemplated hereby.

Effect of Reclassification, Consolidation, Merger Amalgamation or Sale on Exchange Privilege.

If any of the following shall occur, namely: (a) any reclassification or change of Class A Shares issuable upon exchange of the Second Exchangeable Debenture (other than as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 5 thereof, (b) any consolidation or merger or amalgamation or combination to which Parent or the Company is a party other than a merger or amalgamation in which Parent or the Company is the continuing corporation and which does not result in any reclassification of, or change (other than as a result of a subdivision or combination) in, outstanding Class A Shares; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of Parent or the Company, directly or indirectly, to any person, then Company and Parent shall take all actions necessary to ensure that, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, the Holder shall have the right to either (i) convert the Convertible Debenture into Second Exchangeable Debentures or (ii) continue to hold debentures of such successor purchasing or transferee corporation, as the case may be, which shall be as nearly equivalent as may be practicable to the Convertible Debentures. If, in the case of any such consolidation, merger, amalgamation, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Class A Shares include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, amalgamation, combination, sale or conveyance, then such replacement debentures shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 7 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, amalgamation, sales or conveyances.

Regulatory Call; Retraction.

Regulatory Call. In the event of a Regulatory Event (as defined in the Stakeholders Agreement), but only to the extent necessary to cure such Regulatory Event, this Convertible Debenture may be purchased by Parent (or its designee, which may include the Company, in which case the Company shall be entitled to purchase this Convertible Debenture for cancellation) in the manner and subject to the terms and conditions set forth in Section 4.6 of the Stakeholders Agreement. The Company is hereby authorized by the Holder to take all actions reasonably necessary to ensure that Section 4.6 of the Stakeholders Agreement is complied with and, for purposes of a purchase for cancellation of this Convertible Debenture, the terms of Section 4.6 of the Stakeholders Agreement are hereby incorporated herein by reference.

Retraction. Not more than 120 days after a Put Event, the Holder may, at its election, notify the Company and the Parent in writing (a "Retraction Notice") of its irrevocable intention to require the Company to redeem this Convertible Debenture in whole on the retraction date set forth in the Retraction Notice (the "Retraction Date"), which may not be less than 180 days from the Put Event nor more than 210 days from the Put Event. Retraction will be effected without premium or penalty at a retraction price equal to the Retraction Consideration. On the Retraction Date, the Holder shall deliver the certificate evidencing this Convertible Debenture to the Company for redemption and a certificate containing a representation and warranty of the Holder that it is an accredited investor within the meaning of the Securities Act (Ontario) and is acquiring the Second Retraction Debenture as principal. Upon payment of the Retraction Consideration by or on behalf of the Company, all rights of the Holder hereunder shall cease. Notwithstanding the foregoing, no retraction hereunder shall be effective unless any outstanding Variable Rate Exchangeable Debentures and Second Exchangeable Debentures, if any, shall be retracted concurrently.

Events of Default.

An "Event of Default" occurs if:

the Company defaults in any payment of interest on this Convertible Debenture when the same becomes due and payable, and such default continues for a period of 3 Business Days;

the Company defaults in the payment of principal when the same becomes due and payable;

the Company fails to comply with any of its agreements under this Convertible Debenture (other than those referred to in clauses (1) and (2) above) and such failure continues for 30 days;

A default occurs under any mortgage, indenture or agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such indebtedness for money borrowed or Guarantee now exists, or is created after the Issue Date (which default, (i) constitutes a failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of such indebtedness for money borrowed or (ii) shall have resulted in such indebtedness for money borrowed being accelerated or otherwise become or being declared due and payable prior to its stated maturity), and the principal amount of all such indebtedness for money borrowed as to which a default described in this clause (4) has occurred aggregates $5,000,000 or more;

A final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

commences a voluntary case;

consents to the entry of an order for relief against it in an involuntary case;

consents to the appointment of a Custodian of it or for any substantial part of its property; or

makes a general assignment for the benefit of its creditors; or

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

is for relief against the Company or any Significant Subsidiary in an involuntary case;

appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

orders the winding up or liquidation of the Company or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Acceleration. If an Event of Default (other than an Event of Default specified in clauses (a)(6) or (a)(7) of Section 9) occurs and is continuing, the Holder by written notice to the Company (an "Acceleration Notice"), may declare the unpaid principal of and accrued interest on this Convertible Debenture to be immediately due and payable. Upon such a declaration, the unpaid principal of and accrued interest on this Convertible Debenture shall be due and payable immediately without presentment, demand or notice of any kind, which are hereby expressly waived by the Company. If an Event of Default specified in clauses (a)(6) or (a) (7) of Section 9 occurs, all principal of and interest on the Convertible Debenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The Holder by written notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on this Convertible Debenture which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

Covenants.

Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence and that of its Significant Subsidiaries and all rights and franchises of the Company and its Significant Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Payment of Taxes. The Company will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that the Company need not pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Maintenance of Properties. The Company and its Significant Subsidiaries will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 10(c) shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Insurance. The Company and its Significant Subsidiaries will maintain, with financially sound and reputable insurers, insurance with respect their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Compliance with Law. The Company and its Significant Subsidiaries will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Company Financial Statements. The Company shall deliver to the Holder:

Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

Annual Statements -- within 90 days after the end of each fiscal year of the Company, copies of,

an audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and audited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP.

Notice of Default or Event of Default. Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

Further Instruments and Acts. Upon request of a Holder, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Convertible Debenture. In addition, the Company is expressly authorized to take such actions as are reasonably necessary to effectuate the respective rights and obligations of the parties under the Stakeholders Agreement, to the extent such rights and obligations relate to this Convertible Debenture.

Indebtedness. The Company shall not create, incur, assume or permit to be outstanding any Indebtedness other than Indebtedness incurred pursuant to this Convertible Debenture and the transactions contemplated by the Asset Purchase Agreement, unless the proceeds of such Indebtedness are used to pay all or a portion of the Indebtedness represented by the Convertible Debenture.

Amendment and Waiver.

Consent Required. Any term, covenant, agreement or condition of this Convertible Debenture may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holder.

Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon each future holder of this Convertible Debenture and upon the Company, whether or not such Convertible Debenture shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Replacement Convertible Debenture.

If this Convertible Debenture becomes mutilated and is surrendered to the Company or if the Holder of this Convertible Debenture presents evidence to the reasonable satisfaction of the Company that this Convertible Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Convertible Debenture of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Convertible Debenture.

No Recourse Against Others.

No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Convertible Debenture or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Convertible Debenture waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Convertible Debenture.

Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Convertible Debenture shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by recognized overnight courier or by facsimile transmission (receipt of which is confirmed):

if to the Company, to:

E.A. Viner International Co.
125 Broad Street
New York, NY 10004
Fax: (212) 943-8728
Attention: A.G. Lowenthal

with a copy to:

Borden Ladner Gervais LLP
Scotia Plaza, Suite 4400
40 King Street West
Toronto, Ontario M5H 3Y4
CANADA
Attention: A. Winn Oughtred, Esq.
Telephone: (416) 367-6247
Facsimile: (416) 361-7076
Email: woughtred@blgcanada.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Vincent J. Pisano, Esq.
Telephone: (212) 735-2718
Facsimile: (917) 777-2718
Email: vpisano@skadden.com

if to the Holder, to:

Canadian Imperial Bank of Commerce
Commerce Court West
Toronto, Ontario M5L 1A2
CANADA
Attention: Gerry McCaughey
Telephone: (416) 980-2211
Facsimile: (416) 332-4316
Email: gerry.mccaughey@cibc.com

with a copy to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019-5820
Attention: James B. Carlson, Esq.
Telephone: (212) 506-2515
Facsimile: (212) 849-5515
Email: jcarlson@mayerbrownrowe.com

and

Canadian Imperial Bank of Commerce
Legal and Compliance
245 Park Avenue 42nd Floor
New York, NY 10167
Attention: Michael Capatides, Esq.
Telephone: (917) 332-4108
Facsimile: (917) 332-4320
Email: michael.capatides@us.cibc.com

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third Business Day following the date on which so mailed, on the Business Day following the date on which delivered to the overnight courier service and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

Waiver of Stay, Usury or Extension Laws.

The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Convertible Debenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

Governing Law; Jurisdiction.

This Convertible Debenture shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Convertible Debenture. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Convertible Debenture in (A) the Supreme Court of the State of New York, New York County, or (B) the United Sates District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives the right to trial by jury in any legal or equitable action, suit or proceeding arising out of or relating to this Convertible Debenture, the notes or any other operative agreement or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing.

Successors, etc.; Entire Agreement; Assignment.

This Convertible Debenture shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. This Convertible Debenture constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. Provided, however, that in the event any provision of the Convertible Debenture is in conflict with any provision of the Stakeholders Agreement, the provisions of the Stakeholders Agreement shall control and take precedence over any provision herein. Holder may not assign or transfer this Convertible Debenture without complying with the terms and conditions of the Stakeholders Agreement applicable to the transfer of the Convertible Debenture, and such transfer shall be subject to regulatory approval, including but not limited to, the rules and regulations of NYSE.

In the event that the Holder wishes to assign or transfer this Convertible Debenture, the Holder shall deliver written notice of such intention to the Company specifying the name and address for notices of the transferee and the proposed date of transfer (which date shall be not fewer than ten (10) Business Days following the Holder’s delivery to the Company of such notice). In the event that the Company objects to such proposed date of transfer, the Company and the Holder shall work together in good faith to determine a mutually agreeable date of transfer, provided, however, that such date shall not be later than 30 days following the Holder’s delivery to the Company of written notice of its intention to assign or transfer this Convertible Debenture. On the date of transfer, the Holder shall surrender this Convertible Debenture to the Company for cancellation, and the Company shall issue a Convertible Debenture to such transferee, which Convertible Debenture is identical in all respects to this Convertible Debenture except for the name of the Holder and the name and address of the Holder specified in Section 14. The Holder may not assign or transfer this Convertible Debenture except pursuant to the foregoing procedure.

Headings.

The section headings of this Convertible Debenture are for convenience only and shall not affect the meaning or interpretation of this Convertible Debenture or any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be executed by its duly authorized officer.

Dated: January 6, 2003

E. A. VINER INTERNATIONAL CO.

By: /s/ A.G. Lowenthal

Name: A.G. Lowenthal

Title: CEO & Chairman of the Board